As filed with the Securities and Exchange Commission on August 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Catalyst Pharmaceutical Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0837053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

355 Alhambra Circle

Suite 1500

Coral Gables, Florida 33134

(Address of Principal Executive Offices)

(Zip Code)

2014 Stock Incentive Plan

(Full Title of the Plan)

Patrick J. McEnany

355 Alhambra Circle, Suite 1500

Coral Gables, Florida 33134

(Name and Address of Agent for Service)

With a copy to:

Philip B. Schwartz, Esq.

Andrew E. Schwartz, Esq.

Akerman LLP

350 East Las Olas Boulevard, Suite 1600

Fort Lauderdale, Florida 33301

(954) 463-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	4,000,000	$2.25	$9,000,000	$1,159.20

(1)	This Registration Statement covers 4,000,000 shares of common stock, par value $0.001 per share, of Catalyst Pharmaceutical Partners, Inc. (the “Registrant”) available for issuance pursuant to awards under the Registrant’s 2014 Stock Incentive Plan. This Registration Statement also covers any additional shares of common stock of the Registrant that may become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, (“Securities Act”), on the basis of the high and low selling prices per share of common stock of the Registrant on August 12, 2014 as reported on the Nasdaq Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 covers the registration of 4,000,000 shares of the Common Stock of Catalyst Pharmaceutical Partners, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2014 Stock Incentive Plan (the “2014 Plan”). The 2014 Plan has been previously approved by the Registrant’s stockholders.

PART I

The information required by Part I is included in documents to be sent or given to participants in the 2014 Plan pursuant to Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission, and the instructions to Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as a prospectus or prospectus supplements pursuant to rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated by reference in this prospectus:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 19, 2014;

2.	The Registrant’s Proxy Statement for its Annual Meeting of Shareholders held on May 15, 2014, filed with the Commission on March 19, 2014;

3.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed with the Commission on May 15, 2014;

4.	The Registrant’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014, filed with the Commission on August 13, 2014;

5.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 8, 2014, February 20, 2014, March 4, 2014, March 20, 2014, March 25, 2014, March 28, 2014, April 1, 2014, April 3, 2014, April 8, 2014, April 17, 2014, April 23, 2014, May 16, 2014, May 19, 2014 and August 11, 2014;

6.	The Registrant’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 29, 2006, along with Amendment No. 1 thereto, filed with the Commission on October 18, 2006; and

7.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceutical Partners, Inc., 355 Alhambra Circle, Suite 1500, Coral Gables, Florida, 33134, Attn: Investor Relations, by calling (305) 529-2522, or from our website, www.catalystpharma.com.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our certificate of incorporation limits the liability for monetary damages for breach of fiduciary duty by members of our Board of Directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in our certificate of incorporation. In addition, each of our directors is subject to liability under Delaware law for breach of their duty of loyalty for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect our directors’ responsibilities under any other laws, such as federal securities laws.

Delaware law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for any of the following:

•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Delaware law provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which our directors and officers may be entitled to under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Akerman LLP

10.1	Catalyst Pharmaceutical Partners, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 4, 2014).

23.1	Consent of Grant Thornton LLP

23.2	Consent of Akerman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Catalyst Pharmaceutical Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 13, 2014.

CATALYST PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Patrick J. McEnany
Patrick J. McEnany, Chairman, President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes Patrick J. McEnany as his or her lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ PATRICK J. MCENANY Patrick J. McEnany	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 13, 2014

/S/ ALICIA GRANDE Alicia Grande	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 13, 2014

/S/ HUBERT E. HUCKEL, M.D. Hubert E. Huckel, M.D.	Director	August 13, 2014

/S/ CHARLES B. O’KEEFFE Charles B. O’Keeffe	Director	August 13, 2014

/S/ PHILIP H. COELHO Philip H. Coelho	Director	August 13, 2014

/S/ DAVID S. TIERNEY, M.D. David S. Tierney, M.D.	Director	August 13, 2014